Exhibit 15.5

CONSENT

We hereby consent to the reference to our”valuation of Interest rate swap transaction (IRS) of Plaza Centers N.V.” in this Annual Report on Form 20-F/A of Elbit Imaging Ltd. for the year ended December 31, 2007 and to the incorporation by reference of this Annual Report in the Registration Statements on Form S-8 (Registration No. 333-117509, No. 333-130852 , No. 333-136684 and No. 333-152820 filed by Elbit Imaging Ltd.

This consent is not to be construed as an admission that we are an expert or that we are a person whose consent is required to be filed with the Annual Report under the provisions of the Securities Act of 1933, as amended.

/s/ Financial Immunities Ltd.
Rehovot, Israel
November 17, 2008